Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS FIRST quarter 2024 reSults

WOODCLIFF LAKE, NJ – MAY 1, 2024 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the first quarter ended March 31, 2024.

For the quarter ended March 31, 2024, Hudson reported revenues of $65.3 million, a decrease of 15% compared to revenues of $77.2 million in the comparable 2023 period. The decrease is primarily related to decreased selling prices for certain refrigerants as well as lower revenue from the Company’s DLA contract in the quarter compared to the first quarter of 2023. Gross margin in the first quarter of 2024 was 33%, compared to 39% in the first quarter of 2023. Hudson reported operating income of $12.8 million in the first quarter of 2024, compared to operating income of $22.7 million in the prior year period. The Company recorded net income of $9.6 million or $0.21 per basic and $0.20 per diluted share in the first quarter of 2024, compared to net income of $15.5 million or $0.34 per basic and $0.33 per diluted share in the same period of 2023.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “Our 2024 selling season has kicked off largely as we expected, with our first quarter revenues reflecting a difficult comparison to the first quarter of 2023, which reflected higher sale prices for certain refrigerants as well as higher volume from our DLA contract. During the first quarter of 2024, the industry saw pricing for certain refrigerants decline by approximately 20% as compared to pricing levels in the first quarter of 2023.

“In the event that current pricing levels continue for the balance of the 2024 selling season, we would anticipate full year revenue in the range of $250 to $265 million, with gross margin below our targeted 35%. Given the ongoing stepdown in virgin HFC production, as supply tightens, we would expect to see an increase in the sales price for certain refrigerants and the achievement of our long-range gross margin target of 35%, but the timing is difficult to predict. In the meantime, the current lower pricing dynamic provides us the opportunity to replenish our inventory with lower cost refrigerants as we move through the 2024 cooling season. To the extent that the current pricing dynamic that we have seen in the first quarter of 2024 continues through the sales season, then we would not expect to meet our previously stated 2025 revenue and gross margin targets.”

Mr. Coleman concluded, “As we have often mentioned, our selling season comprises nine months, and we believe the 2024 season will provide us with enhanced visibility around the ongoing HFC phasedown and corresponding supply/demand dynamics as we navigate the 40% stepdown in virgin HFC production and consumption. Additionally, the EPA’s proposed Refrigerant Management rule is expected to be finalized in late summer and includes proposed language mandating the use of reclaimed refrigerants for certain applications and equipment. While 2024 may not unfold as favorably as previously expected, it is important to reiterate our confidence that the phasedown of HFC will ultimately move pricing higher, accelerate reclamation adoption and drive enhanced profitability in our business. With our industry leading reclamation technology and established customer network, we believe Hudson is well positioned to benefit from the continued implementation of the AIM Act as virgin HFC refrigerant production and consumption is reduced and the industry begins to rely more meaningfully on reclaimed refrigerants to service the existing installed base of cooling and refrigeration equipment.”

Conference Call Information

The Company will host a conference call and webcast to discuss the first quarter results today, May 1, 2024 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Events”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 758914.

A replay of the teleconference will be available until May 31, 2024 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 50388.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2023 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,551	$12,446
Trade accounts receivable – net	35,936	25,169
Inventories	147,759	154,450
Income tax receivable	1,687	5,438
Prepaid expenses and other current assets	7,551	7,492
Total current assets	203,484	204,995

Property, plant and equipment, less accumulated depreciation	19,467	19,375
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	14,072	14,771
Right of use asset	6,176	6,591
Other assets	3,161	3,137
Total Assets	$294,163	$296,672

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$13,741	$23,399
Accrued expenses and other current liabilities	31,428	31,537
Accrued payroll	2,189	3,615
Total current liabilities	47,358	58,551
Deferred tax liability	3,705	4,558
Long-term lease liabilities	4,489	4,790
Total Liabilities	55,552	67,899

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 45,510,925 and 45,502,380, respectively	455	455
Additional paid-in capital	118,367	118,091
Retained earnings	119,789	110,227
Total Stockholders’ Equity	238,611	228,773

Total Liabilities and Stockholders’ Equity	$294,163	$296,672

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three-months period
	ended March 31,
	2024	2023
Revenues	$65,250	$77,199
Cost of sales	43,829	46,869
Gross profit	21,421	30,330

Operating expenses:
Selling, general and administrative	7,947	6,977
Amortization	698	698
Total operating expenses	8,645	7,675

Operating income	12,776	22,655

Interest expense	(214)	(1,849)

Income before income taxes	12,562	20,806

Income tax expense	3,000	5,275

Net income	$9,562	$15,531

Net income per common share – Basic	$0.21	$0.34
Net income per common share – Diluted	$0.20	$0.33
Weighted average number of shares outstanding – Basic	45,509,423	45,298,514
Weighted average number of shares outstanding – Diluted	47,468,520	47,311,027

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(Amounts in thousands)

	Three-months period
	ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$9,562	$15,531
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation	744	751
Amortization of intangible assets	698	698
Amortization of lease right of use asset, net	(1)	1
Lower of cost or net realizable value inventory adjustment	397	322
Allowance for doubtful accounts	163	509
Share based compensation	279	1,057
Amortization of deferred finance costs	57	268
Deferred tax expense	(853)	1,357
Changes in assets and liabilities:
Trade accounts receivable	(10,930)	(18,401)
Inventories	6,294	8,047
Prepaid and other assets	(140)	(1,493)
Income taxes receivable	3,751	3,777
Accounts payable and accrued expenses	(10,954)	(1,758)
Cash (used in) provided by operating activities	(933)	10,666

Cash flows from investing activities:
Additions to property, plant, and equipment	(960)	(412)
Cash used in investing activities	(960)	(412)

Cash flows from financing activities:
Proceeds from issuance of common stock	1	38
Excess tax benefits from exercise of stock options	(3)	(2)
Repayment of long-term debt	—	(3,263)
Cash used in financing activities	(2)	(3,227)

Increase (decrease) in cash and cash equivalents	(1,895)	7,027
Cash and cash equivalents at beginning of period	12,446	5,295
Cash and cash equivalents at end of period	$10,551	$12,322

Supplemental disclosure of cash flow information:
Cash paid for interest	$105	$1,369

Cash paid for income taxes – net	$102	$142